UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 15, 2004

Date of Report (Date of earliest event reported)

VYYO INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-30189	94-3241270
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4015 Miranda Avenue, First Floor

Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 319-4000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

On June 30, 2004 (the “Closing Date”), Vyyo Inc., a Delaware corporation (the “Company”), completed its acquisition (the “Acquisition”) of Xtend Networks Ltd., an Israeli company (“Xtend”), pursuant to the terms of a Share Exchange Agreement dated as of June 30, 2004 (the “Exchange Agreement”), by and among the Company, Xtend Cable Solutions Inc., a wholly-owned subsidiary of the Company (“Vyyo Sub”), Xtend, and the shareholders of Xtend (the “Shareholders”). The Shareholders are Syntek Capital AG; Giza GE Venture Fund III, LLC; Giza Alpinvest Venture Fund III LP; Giza Gmulot Venture Fund III, LP; Giza Executive Venture Fund III, LLC; Giza Venture Fund III, LP; THCG, LLC Liquidating Trust (as successor in interest to THCG Inc.); Integrals Ltd.; Zeev Orbach; and BR HMD Ltd.

On May 17, 2004, the Company entered into a term sheet binding with respect to various aspects of the Acquisition (the “Term Sheet”).

On the Closing Date, the Shareholders delivered their share certificates to Vyyo Sub in exchange for the consideration set forth in the Exchange Agreement, and Xtend became a wholly-owned subsidiary of Vyyo Sub.

Approximately 1.55 million shares of the Company’s common stock were issued to complete the Acquisition. The Acquisition further provides for cash payments, not to exceed approximately $11.2 million, a substantial portion of which are subject to performance milestones. The total consideration for the Acquisition is approximately $20.1 million, based on the market price of Vyyo common stock at the time the Term Sheet was executed. The Exchange Agreement and certain related documents are attached as exhibits to this report. Certain schedules described in these documents have been omitted from this report, but will be furnished to the Commission upon request.

Xtend, which is a development stage enterprise based in Tel-Aviv, Israel, with operations in Atlanta, Georgia, that provides broadband solutions designed to increase the bandwidth of traditional last-mile, coaxial cable TV networks. Xtend holds some of its broadband-enhancing products in inventory for field testing. Xtend also owns certain equipment for testing its products. The Company intends that Xtend will continue to use such products and equipment for the same purposes. To date, Xtend has recognized no revenues from the sale of its products and services.

The Company funded, or plans to fund, the cash portion of the purchase price from a portion of the net proceeds of the Company’s public offerings of its common stock. The amount of consideration payable was determined as a result of arm’s length negotiations between the Company and the Shareholders. To the Company’s knowledge, no material relationship existed between the Company and the Shareholders or any of our affiliates, any director or officer of the Company, or any associate of any such director or officer prior to the Acquisition.

2

The foregoing description of the Acquisition does not purport to be complete description of all of the material terms of the Acquisition and is qualified in its entirety by reference to the documents that are attached as exhibits to this report.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Business Acquired.

The financial statements of the acquired business, Xtend, have been omitted from this report and will be filed in an amendment to this Current Report on Form 8-K within the time frame permitted for such filing in reliance on Item 7(a)(4) of Form 8-K.

(b) Pro Forma Financial Information.

The pro forma financial information required by this item has been omitted from this report and will be filed in an amendment to this Current Report on Form 8-K within the time frame permitted for such filing in reliance on Item 7(b)(2) of Form 8-K.

(c) Exhibits.

2.1	Share Exchange Agreement dated as of June 30, 2004 by and among Vyyo Inc., Xtend Cable Solutions Inc., Xtend Networks Ltd., and Shareholders of Xtend Networks Ltd.

2.2	Promissory Note made on June 30, 2004 by Vyyo Inc. to Syntek Capital AG.

2.3	Employment Agreement between Xtend Networks Ltd. and Hillel Weinstein.

2.4	Restricted Stock Agreement dated June 30, 2004 between Vyyo Inc. and Hillel Weinstein.

2.5	Non-Competition Agreement dated June 30, 2004 between Xtend Networks Ltd. and Zeev Orbach.

2.6	Support Letter dated June 30, 2004 from Vyyo Inc. to Hillel Weinstein.

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VYYO INC.

Date: July 15, 2004	By:	/s/ Arik Levi
Arik Levi,
Chief Financial Officer

4